      AGREEMENT AND AMENDMENT TO FUND PARTICIPATION AGREEMENT("AMENDMENT")

     1. Connecticut General Life Insurance Company, Templeton Variable Products Series Fund ("TVP"), and Franklin Templeton Distributors, Inc. ("Underwriter") hereby amend their Fund Participation Agreement dated as of February 15, 1996, ("Agreement"), by:

          (a) Adding Franklin Templeton Variable Insurance Products Trust ("VIP"), an open-end management investment company organized as a business trust under Massachusetts law, as a party to the Agreement. Both TVP and Franklin Templeton Variable Insurance Products Trust shall hereinafter be referred to as the "Trust," and in the Agreement, as amended, the "Trust" shall refer to both TVP and VIP.

          (b)  Adding a new Section, "Agreement"


                                    AGREEMENT

               1.0 Form of Agreement. This Agreement shall also create a separate agreement for each Trust and the Underwriter as though each Trust and the Underwriter had executed an identical Fund Participation Agreement with the Company. No rights, responsibilities or liabilities arising under the Agreement as it pertains to one Trust shall be enforceable by or against any party to the Agreement as it pertains to another Trust.

          (c)  Adding Franklin Templeton Variable Insurance Products Trust to
               Article VII, "Notices"

                   If to the Trust:       Franklin Templeton Variable Insurance
                                            Products Trust
                                          777 Mariners Island Blvd.
                                          San Mateo, CA 94404
                                          Attention: Karen Skidmore, Assistant
                                                     Vice President

2. Connecticut General Life Insurance Company, VIP and the Underwriter are seeking to complete a participation agreement by and among themselves that will supercede and replace the Agreement and the Amendment. The parties to this Amendment agree that: (1) the Amendment is an interim measure to be in effect only until a new participation agreement is completed; (2) they will negotiate in good faith and execute a new participation agreement no later than September 1, 2000; and (3) regardless of whether a new participation agreement is completed, the Agreement and this Amendment will both terminate on September 1, 2000.

IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this

Amendment to Fund Participation Agreement, to be effective as of May 1, 2000.


Connecticut General Life Insurance Company     TEMPLETON VARIABLE PRODUCTS SERIES FUND
By its authorized officer                      By its authorized officer

By: /s/ Michelle L. Kunzman                    By:/s/ Karen L. Skidmore
   ------------------------------                 ---------------------
Name:  Michelle L. Kunzman                     Name: Karen L. Skidmore
Title:  Assistant Vice President               Title:  Assistant Vice President

                                               FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST
                                               By its authorized officer

                                               By:/s/ Karen L. Skidmore
                                                  ---------------------
                                               Name: Karen L. Skidmore
                                               Title:  Assistant Vice President


                                               FRANKLIN TEMPLETON DISTRIBUTORS, INC.
                                               By its authorized officer

                                               By:
                                               Name:
                                               Title: